EXHIBIT 99
Pall Corporation Reports Second Quarter Results
Sales Increase 15%
Announces Completion of Restatement of Prior Period Financial Statements
East Hills, NY (March 28, 2008) — Pall Corporation (NYSE: PLL) today reported sales and earnings for the second quarter ended January 31, 2008 and the completion of the restatement of prior period financial statements.
Audit Committee Inquiry and Restatement
The Company previously announced that the audit committee of its board of directors, with the assistance of independent counsel, completed its inquiry with respect to Pall’s previously announced understatement of U.S. federal income tax payments and provision for income taxes. As a result of the matters that led to this inquiry, the Company restated its financial statements for the fiscal years 1999 through 2006 and for each of the fiscal quarters ended October 31, 2006, January 31, 2007, and April 30, 2007.
The restatement of those prior period financial statements is now complete and described in detail in the Company’s fiscal year 2007 Annual Report on Form 10-K, filed with the SEC today, and accessible on Pall’s website at www.pall.com/investor.
The Company concurrently filed its Quarterly Reports on Form 10-Q for the first and second quarters of fiscal year 2008. With these filings, the Company is current with its SEC reporting requirements and in compliance with its reporting obligations under its debt and related agreements. All restated amounts within this document are identified accordingly.
Sales and Earnings Overview
Sales for the quarter were $625.7 million, an increase of 14.8% compared with the second quarter last year. Diluted earnings per share (“EPS”) were $0.39 compared to $0.36 (as restated) a year ago. Net earnings were $48 million compared to $44.3 million (as restated) a year ago. Excluding restructuring and other charges, EPS on a pro forma basis were $0.46 per share as compared to $0.35 per share (as restated) in the same quarter last year.
Sales for the six months ended January 31, 2008 were approximately $1.2 billion, up 13.7% compared with the six months ended January 31, 2007. Diluted EPS were $0.68, up from $0.49 (as restated) a year ago. Net earnings were $84.1 million compared to $60.3 million (as restated) a year ago. Excluding items reflected as restructuring and other charges, EPS on a pro forma basis were $0.82 per share as compared to $0.57 per share (as restated) in the same period last year.
Sales in local currency increased $44.9 million, or 8.2%, in the quarter and $78.7 million, or 7.5%, for the six months. Foreign currency translation increased reported sales by $36 million or 6.6%, for the quarter, and $63.8 million, or 6.2%, for the six months. The impact of foreign currency translation added approximately $0.02 to earnings in the quarter and $0.04 for the six months.

Eric Krasnoff, Chairman and CEO, stated, “We are pleased that the restatement process is behind us and that the Company is now current with its SEC filing obligations. I particularly want to recognize the efforts of our CFO, Lisa McDermott, and her team for their tireless work guiding our Company through this period. We are also grateful for the support of our lenders. It is now time to move forward.”
Life Sciences — Second Quarter Highlights
(Dollar Amounts in Thousands)

			% CHANGE
			IN LOCAL
Sales:	JAN. 31, 2008	% CHANGE	CURRENCY
Medical	$125,277	4.7	0.8
BioPharmaceuticals	119,203	29.1	20.4

Total Life Sciences segment	$244,480	15.4	9.3

		% OF SALES

Gross profit	$121,343	49.6
Operating profit	$48,153	19.7
Within Life Sciences, BioPharmaceuticals sales increased 20%. This was driven by strong systems sales in all geographies and a double-digit increase in consumable sales in Europe. Improved pricing and savings generated from cost reduction initiatives were offset by increased systems sales, reducing Life Sciences gross margin slightly to 49.6% from 50% last year. SG&A expenses, as a percentage of sales, improved 300 basis points to 25.8%. This reflects the impact of cost reduction initiatives and leverage on the top line. Operating profit increased 30% to $48.2 million. Operating profit margin improved to 19.7% from 17.5% last year.

Industrial — Second Quarter Highlights
(Dollar Amounts in Thousands)

			% CHANGE
			IN LOCAL
Sales:	JAN. 31, 2008	% CHANGE	CURRENCY
General Industrial	$232,005	17.8	9.4
Aerospace and Transportation	71,013	16.9	11.7
Microelectronics	78,249	3.9	(0.7)

Total Industrial segment	$381,267	14.5	7.5

		% OF SALES

Gross profit	$166,933	43.8
Operating profit	$55,443	14.5
Looking at Pall Industrial, the General Industrial markets saw consumable sales increase in most markets and in all geographies with the highest growth rates reported in two “systems heavy” markets: Municipal Water and Fuels and Chemicals. Systems sales grew 10.3% led by nearly 20% growth in the Municipal Water market.
Within Aerospace and Transportation, Military sales increased 21.8%. Commercial Aerospace sales grew 6.3% driven by the Western Hemisphere. As expected, Microelectronics sales were down slightly due to the cyclical downturn in the marketplace.
Pall Industrial’s gross margin decreased to 43.8% from 45.8%. Gross margins were adversely affected by an increased proportion of systems sales and a change in market mix within consumables. Incremental costs in Europe related to the facilities rationalization initiative also contributed to the margin decline. These factors were partly offset by savings generated by myriad manufacturing cost reduction and efficiency initiatives.
SG&A expenses, as a percentage of sales improved 190 basis points to 27.2% reflecting the impact of cost reduction initiatives and the leveraging of growth in sales. Operating profit increased about 15% to $55.4 million and operating margin was 14.5%, on par with last year.
Conclusion
Mr. Krasnoff concluded, “We remain committed to delivering long-term sustainable, profitable growth for shareholders. Pall’s Total Fluid ManagementSM (TFM) capability continues to resonate powerfully with customers across our many markets. At the halfway point of the year our Industrial and Life Sciences businesses are on course.”
Conference Call
On Monday March 31, 2008, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call will be webcast and individuals can access it at www.pall.com/investor. Listening to the webcast requires audio speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

Special Note on Financial Tables
The financial tables presented below reflect the restatement of interest expense and provision for taxes in the affected periods as referred to above. For further details on the restatement as related to the periods presented in the financial tables that follow, refer to Note 2, Audit Committee Inquiry and Restatement, to the consolidated financial statements in the Company’s fiscal year 2007 Annual Report on Form 10-K.
About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2007 were $2.2 billion. The Company is headquartered in East Hills, New York and has extensive operations around the world. For more information visit Pall at http://www.pall.com.
Forward-Looking Statements
The matters discussed in this release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this release and in the Company’s other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Such risks and uncertainties include, but are not limited to: risks relating to the Company’s restatement of prior period financial statements, including the risks associated with the pending IRS audit and pending SEC and Department of Justice investigations and litigation proceedings; risks associated with the Company’s planned cash management initiatives, which may result in changes in the Company’s effective tax rate; changes in product mix and product pricing may affect the Company’s operating results particularly as the systems business expands in which significantly longer sales cycles are experienced with less predictable revenue and profitability and less certainty of future revenue streams from related consumable product offerings and services; increases in costs of manufacturing and operating costs, including energy and raw materials; the Company’s ability to achieve the savings anticipated from its cost reduction and margin improvement initiatives including the timing of completion of its facilities rationalization initiative; fluctuations in foreign currency exchange rates and interest rates; regulatory approval or market acceptance of new technologies; changes in demand for the Company’s products and business relationships with key customers and suppliers including delays or cancellations in shipments; success in enforcing patents and protecting proprietary products and manufacturing techniques; risks associated with the completion or integration of acquisitions; domestic and international competition; and global and regional economic conditions, including particularly the impact of current challenging conditions in the United States that may also have global implications; and legislative, regulatory and political developments. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them. You should carefully consider these factors as well as the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and in other filings the Company makes with the Securities and Exchange Commission.
Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(AMOUNTS IN THOUSANDS)

	JAN. 31, 2008	JUL. 31, 2007
Assets:

Cash and cash equivalents	$410,265	$443,036
Accounts receivable	576,204	551,393
Inventories	506,365	471,467
Other current assets	133,943	140,481

Total current assets	1,626,777	1,606,377

Property, plant and equipment, net	628,071	607,900
Other assets	623,848	494,569

Total assets	$2,878,696	$2,708,846

Liabilities and Stockholders’ Equity:

Short-term debt	$65,014	$41,720
Accounts payable, income taxes and other current liabilities	521,106	790,470

Total current liabilities	586,120	832,190

Long-term debt	692,430	591,591
Deferred taxes and other non-current liabilities	450,056	224,464

Total liabilities	1,728,606	1,648,245

Stockholders’ Equity	1,150,090	1,060,601

Total liabilities and stockholders’ equity	$2,878,696	$2,708,846

PALL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	SECOND QUARTER ENDED			SIX MONTHS ENDED
	JAN. 31, 2008		JAN. 31, 2007	JAN. 31, 2008		JAN. 31, 2007
			(As Restated)			(As Restated)
Net sales	$625,747		$544,930	$1,186,754		$1,044,218
Cost of sales	337,471		288,460 (b)	637,162		564,076	(b)

Gross profit	288,276		256,470	549,592		480,142

% of sales	46.1%		47.1%	46.3%		46.0%
Selling, general and administrative expenses	178,845		168,203	349,832		325,578
Research and development	18,092		15,277	34,987		29,511

Earnings before restructuring and other charges/(gains), net (“ROTC”), interest expense, net, and income taxes	91,339		72,990	164,773		125,053
ROTC	13,859	(a)	(3,648) (b)	22,628	(a)	13,440	(b)
Interest expense, net	8,063		9,759	15,784		20,455

Earnings before income taxes	69,417		66,879	126,361		91,158
Provision for income taxes	21,429		22,532	42,271	(a)	30,810

Net earnings	$47,988		$44,347	$84,090		$60,348

Earnings per share:
Basic	$0.39		$0.36	$0.68		$0.49
Diluted	$0.39		$0.36	$0.68		$0.49

Average shares outstanding:
Basic	123,372		123,185	123,256		122,988
Diluted	124,572		124,504	124,449		124,392

Net earnings as reported	$47,988		$44,347	$84,090		$60,348
ROTC and one-time purchase accounting adjustment, after pro forma tax effect	9,229		(611)	15,325		10,462
Tax adjustments (a)	—		—	2,435		—

Pro forma earnings	$57,217		$43,736	$101,850		$70,810

Diluted earnings per share as reported	$0.39		$0.36	$0.68		$0.49
ROTC and one-time purchase accounting adjustment, after pro forma tax effect	0.07		(0.01)	0.12		0.08
Tax adjustments (a)	—		—	0.02		—

Pro forma diluted earnings per share	$0.46		$0.35	$0.82		$0.57

(a) ROTC in the quarter and the six months includes charges of $3,959 (2 cents per share, after pro forma tax effect) and $8,962 (5 cents per share, after pro forma tax effect) primarily comprised of severance and other costs related to the Company’s cost reduction programs, including its facilities rationalization initiative. ROTC in the quarter and six months also includes $9,900 (5 cents per share, after pro forma tax effect) and $13,666 (7 cents per share, after pro forma tax effect) primarily comprised of legal and other professional fees related to the matters under inquiry by the audit committee of the Company’s board of directors.
Provision for income taxes in the six months includes a charge of $2,435 (2 cents per share) resulting from newly enacted tax legislation in a foreign tax jurisdiction. Pro forma earnings exclude this item as it is deemed to be non-recurring in nature.
(b) Cost of sales includes incremental depreciation and other adjustments of $1,523 (1 cent per share, after pro forma tax effect) in the quarter and $1,950 (1 cent per share, after pro forma tax effect) in the six months recorded in conjunction with the Company’s facilities rationalization initiative. Furthermore, cost of sales includes a charge of $566 for the quarter and six months related to a one-time purchase accounting adjustment to record at market value, inventory acquired from BioSepra. This resulted in a $2,431 increase in acquired inventories in accordance with SFAS No. 141 “Business Combinations” and charges to cost of sales in the periods when the sale of a portion of the underlying inventory occurred.
ROTC in the quarter includes income of $3,868 ( 2 cents per share, after pro forma tax effect) primarily comprised of a gain on the sale of a facility partly offset by severance and other costs related to the Company’s cost reduction programs, including its facilities rationalization initiative. ROTC in the six months includes a charge of $9,724 (5 cents per share, after pro forma tax effect) primarily comprised of severance costs and an impairment charge on certain long-lived assets partly offset by a gain on the sale of a facility. The charges in the six months relate to the Company’s cost reduction programs, including its facilities rationalization initiative. In addition, the quarter and six months include charges of $220 and $3,716 (2 cents per share, after pro forma tax effect), respectively related to an increase in environmental reserves and a legal settlement.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(AMOUNTS IN THOUSANDS)

	SIX MONTHS ENDED
	JAN. 31, 2008	JAN. 31, 2007
Net cash (used)/provided by operating activities	$(74,905)	$148,875

Investing activities:

Disposals of long-lived assets	4,605	43,968
Capital expenditures	(52,681)	(32,210)
Other	(4,789)	(1,812)

Net cash (used)/provided by investing activities	(52,865)	9,946

Financing activities:

Dividends paid	(29,425)	(26,885)
Notes payable and long-term borrowings	101,453	(121,281)
Purchase of treasury stock	—	(11,800)
Other	8,222	27,759

Net cash provided/(used) by financing activities	80,250	(132,207)

Cash flow for period	(47,520)	26,614
Cash and cash equivalents at beginning of year	443,036	317,657
Effect of exchange rate changes on cash	14,749	1,415

Cash and cash equivalents at end of period	$410,265	$345,686

Free cash flow:
Net cash (used)/provided by operating activities	$(74,905)	$148,875
Less capital expenditures	52,681	32,210

Free cash flow	$(127,586)	$116,665

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	JAN. 31, 2008	JAN. 31, 2007	JAN. 31, 2008	JAN. 31, 2007
Life Sciences
Sales	$244,480	$211,935	$459,094	$404,937
Cost of sales (a)	123,137	105,921	226,603	203,697

Gross profit	121,343	106,014	232,491	201,240
% of sales	49.6%	50.0%	50.6%	49.7%

Selling, general and administrative expenses	62,982	61,136	124,729	119,528
Research and development	10,208	7,842	19,826	15,488

Operating profit	$48,153	$37,036	$87,936	$66,224
% of sales	19.7%	17.5%	19.2%	16.4%

Industrial
Sales	$381,267	$332,995	$727,660	$639,281
Cost of sales (a)	214,334	180,450	410,559	357,863

Gross profit	166,933	152,545	317,101	281,418
% of sales	43.8%	45.8%	43.6%	44.0%

Selling, general and administrative expenses	103,606	96,737	201,420	185,733
Research and development	7,884	7,435	15,161	14,023

Operating profit	$55,443	$48,373	$100,520	$81,662
% of sales	14.5%	14.5%	13.8%	12.8%

CONSOLIDATED:
Operating profit	$103,596	$85,409	$188,456	$147,886
General corporate expenses	12,257	10,330	23,683	20,317

Earnings before ROTC, interest and income taxes	91,339	75,079	164,773	127,569
ROTC (a)	13,859	(1,559)	22,628	15,956
Interest expense, net (b)	8,063	9,759	15,784	20,455

Earnings before income taxes	$69,417	$66,879	$126,361	$91,158

(a) Included in ROTC for the purpose of evaluation of segment profitability are other adjustments recorded in cost of sales. For the quarter and six months ended January 31, 2007, such adjustments include incremental depreciation and other adjustments of $1,523 and $1,950 recorded in conjunction with the Company’s facilities rationalization initiative. Furthermore, such adjustments include a charge of $566 for the quarter and six months ended January 31, 2007 related to a one-time purchase accounting adjustment to record at market value, inventory acquired from BioSepra. This resulted in a $2,431 increase in acquired inventories in accordance with SFAS No. 141 “Business Combinations” and charges to cost of sales in the periods when the sale of a portion of the underlying inventory occurred.
(b) Interest expense, net and Earnings before income taxes have been restated for the quarter and six months ended January 31, 2007 as a result of matters that led to the audit committee inquiry.

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
SECOND QUARTER ENDED	JAN. 31, 2008	JAN. 31, 2007	% CHANGE	IMPACT	CURRENCY
			Increase/(Decrease)
Life Sciences
By Market:
Medical	$125,277	$119,605	4.7	$4,742	0.8
BioPharmaceuticals	119,203	92,330	29.1	7,995	20.4

Total Life Sciences	$244,480	$211,935	15.4	$12,737	9.3

By Geography:
Western Hemisphere	$95,897	$89,441	7.2	$465	6.7
Europe	117,471	95,249	23.3	10,162	12.7
Asia	31,112	27,245	14.2	2,110	6.5

Total Life Sciences	$244,480	$211,935	15.4	$12,737	9.3

Industrial
By Market:
General Industrial	$232,005	$196,975	17.8	$16,583	9.4
Aerospace and Transportation	71,013	60,735	16.9	3,159	11.7
Microelectronics	78,249	75,285	3.9	3,480	(0.7)

Total Industrial	$381,267	$332,995	14.5	$23,222	7.5

By Geography:
Western Hemisphere	$98,976	$96,949	2.1	$964	1.1
Europe	149,309	131,687	13.4	13,792	2.9
Asia	132,982	104,359	27.4	8,466	19.3

Total Industrial	$381,267	$332,995	14.5	$23,222	7.5

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
SIX MONTHS ENDED	JAN. 31, 2008	JAN. 31, 2007	% CHANGE	IMPACT	CURRENCY
			Increase/(Decrease)
Life Sciences
By Market:
Medical	$235,449	$223,117	5.5	$8,695	1.6
BioPharmaceuticals	223,645	181,820	23.0	14,175	15.2

Total Life Sciences	$459,094	$404,937	13.4	$22,870	7.7

By Geography:
Western Hemisphere	$182,899	$173,637	5.3	$758	4.9
Europe	218,493	179,921	21.4	18,626	11.1
Asia	57,702	51,379	12.3	3,486	5.5

Total Life Sciences	$459,094	$404,937	13.4	$22,870	7.7

Industrial
By Market:
General Industrial	$440,694	$372,048	18.5	$29,193	10.6
Aerospace and Transportation	137,272	121,067	13.4	6,196	8.3
Microelectronics	149,694	146,166	2.4	5,562	(1.4)

Total Industrial	$727,660	$639,281	13.8	$40,951	7.4

By Geography:
Western Hemisphere	$195,909	$185,915	5.4	$1,746	4.4
Europe	281,768	251,120	12.2	25,682	2.0
Asia	249,983	202,246	23.6	13,523	16.9

Total Industrial	$727,660	$639,281	13.8	$40,951	7.4

PALL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	FIRST QUARTER ENDED
	OCT. 31, 2007		OCT. 31, 2006
			(As Restated)
Net sales	$561,007		$499,288
Cost of sales	299,691		275,616	(b)

Gross profit	261,316		223,672

% of sales	46.6%		44.8%
Selling, general and administrative expenses	170,987		157,375
Research and development	16,895		14,234

Earnings before restructuring and other charges/(gains), net (“ROTC”), interest expense, net, and income taxes	73,434		52,063
ROTC	8,769	(a)	17,088	(b)
Interest expense, net	7,721		10,696

Earnings before income taxes	56,944		24,279
Provision for income taxes	20,842	(a)	8,278

Net earnings	$36,102		$16,001

Earnings per share:
Basic	$0.29		$0.13
Diluted	$0.29		$0.13

Average shares outstanding:
Basic	123,167		122,812
Diluted	124,360		123,801

Net earnings as reported	$36,102		$16,001
ROTC and cost of sales adjustments, after pro forma tax effect	6,096		11,073
Tax adjustments (a)	2,435		—

Pro forma earnings	$44,633		$27,074

Diluted earnings per share as reported	$0.29		$0.13
ROTC and cost of sales adjustments, after pro forma tax effect	0.05		0.09
Tax adjustments (a)	0.02		—

Pro forma diluted earnings per share	$0.36		$0.22

(a) ROTC in the quarter includes charges of $5,003 (3 cents per share, after pro forma tax effect) primarily comprised of severance and other costs related to the Company’s cost reduction programs. ROTC also includes $3,766 (2 cents per share, after pro forma tax effect) comprised of legal and other professional fees related to the matters under inquiry by the audit committee of the Company’s board of directors.
Provision for income taxes in the quarter includes a charge of $2,435 (2 cents per share) resulting from newly enacted tax legislation in a foreign tax jurisdiction. Pro Forma earnings exclude this item as it is deemed to be non-recurring in nature.
(b) Cost of sales includes $427 comprised of incremental depreciation recorded in conjunction with the Company’s facilities rationalization initiative.
ROTC includes $13,581 (7 cents per share, after pro forma tax effect) primarily comprised of severance costs and an impairment charge for the planned disposal and early retirement of a building and certain other long-lived assets related to the Company’s cost reduction programs, including its facilities rationalization initiative. In addition, the quarter includes other charges of $3,507 (2 cents per share, after pro forma tax effect) primarily related to an increase in environmental reserves and a legal settlement.

PALL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
FISCAL YEAR 2007 BY QUARTER — AS RESTATED
(Unaudited)
(Amounts in thousands, except per share data)

	QUARTER ENDED				FULL YEAR
	OCT. 31, 2006	JAN. 31, 2007	APR. 30, 2007	JUL. 31, 2007	JUL. 31, 2007
	(As Restated)	(As Restated)	(As Restated)
Net sales	$499,288	$544,930	$559,347	$646,340	$2,249,905
Cost of sales	275,616	288,460	282,227	344,246	1,190,549	(a)

Gross profit	223,672	256,470	277,120	302,094	1,059,356

% of sales	44.8%	47.1%	49.5%	46.7%	47.1%
Selling, general and administrative expenses	157,375	168,203	167,677	181,750	675,005
Research and development	14,234	15,277	15,656	17,247	62,414

Earnings before restructuring and other charges/(gains), net (“ROTC”), interest expense, net, and income taxes	52,063	72,990	93,787	103,097	321,937
ROTC	17,088	(3,648)	8,620	292	22,352	(a)
Interest expense, net	10,696	9,759	9,171	9,430	39,056

Earnings before income taxes	24,279	66,879	75,996	93,375	260,529
Provision for income taxes	8,278	22,532	25,625	76,597	133,032	(b)

Net earnings	$16,001	$44,347	$50,371	$16,778	$127,497

Earnings per share:
Basic	$0.13	$0.36	$0.41	$0.14	$1.04
Diluted	$0.13	$0.36	$0.40	$0.13	$1.02

Average shares outstanding:
Basic	122,812	123,185	123,399	123,114	123,115
Diluted	123,801	124,504	124,781	124,551	124,393

Net earnings as reported	$16,001	$44,347	$50,371	$16,778	$127,497
ROTC and cost of sales adjustments, after pro forma tax effect	11,073	(611)	5,675	462	16,599
Tax adjustments (b)				39,993	39,993

Pro forma earnings	$27,074	$43,736	$56,046	$57,233	$184,089

Diluted earnings per share as reported	$0.13	$0.36	$0.40	$0.13	$1.02
ROTC and cost of sales adjustments, after pro forma tax effect	0.09	(0.01)	0.05	0.01	0.14
Tax adjustments (b)	—	—	—	0.32	0.32

Pro forma diluted earnings per share	$0.22	$0.35	$0.45	$0.46	$1.48

(a) Cost of sales in fiscal year 2007 includes incremental depreciation and other adjustments of $2,179 (2 cents per share, after pro forma tax effect) recorded in conjunction with the Company’s facilities rationalization initiative. Furthermore, cost of sales includes a charge of $566 related to a one-time purchase accounting adjustment to record at market value, inventory acquired from BioSepra. This resulted in a $2,431 increase in acquired inventories in accordance with SFAS No. 141 “Business Combinations” and charges to cost of sales in the periods when the sale of a portion of the underlying inventory occurred.
ROTC in fiscal year 2007 includes a charge of $22,352 (12 cents per share, after pro forma tax effect) primarily comprised of severance costs, other exit costs and an impairment charge on certain long-lived assets partly offset by a gain on the sale of a facility. The charges relate to the Company’s cost reduction programs, including its facilities rationalization initiative.
(b) Provision for income taxes includes $39,993 (32 cents per share) a charge for the net tax cost of the anticipated repatriation of approximately $160 million of foreign earnings which had previously been asserted to be indefinitely reinvested and a change in estimate in fiscal year 2007 of certain income tax reserves. Pro forma earnings exclude these items as they are deemed to be non-recurring in nature.
Contact:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com